Exhibit 99

**THIS DOCUMENT CONSTITUTES A PROSPECTUS COVERING SECURITIES THAT
             HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933**

Prospectus                        1,494,298 Shares



                                  COMMON STOCK
                           (Par Value $.01 Per Share)


                            WAUWATOSA HOLDINGS, INC.
                           2006 EQUITY INCENTIVE PLAN


     This Prospectus covers 1,494,298 shares of common stock, par value $.01 per share (the "Common Stock") of Wauwatosa Holdings, Inc. (the "Company") which may be issued from time to time pursuant to grants of stock options, stock appreciation rights ("SARs") and recognition and retention awards under the Company's 2006 Equity Incentive Plan (the "Plan"). An individual who has been granted an award ("Award") under the Plan is referred to herein as "Grantee." Holders of stock options are referred to herein as "optionees." Each offer made pursuant to this Prospectus is subject to the terms and conditions contained in the Plan and in the stock option agreement or recognition and retention award agreement entered into between the Company and the optionee or recipient of a recognition and retention award. This Prospectus is for use as of the date hereof and in subsequent years.

     The issued and outstanding Common Stock of the Company is listed on The Nasdaq Stock Market. Shares of Common Stock which may be issued upon exercise of stock options will also be listed on The Nasdaq Stock Market.

-------------------------------------------------------------------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

     The date of this Prospectus is ___________, 2006.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time subsequent to the date hereof.

                            WAUWATOSA HOLDINGS, INC.
                           2006 EQUITY INCENTIVE PLAN


                                   Prospectus
                                Table of Contents

Caption in Prospectus                                                      Page

GENERAL PLAN INFORMATION.................................................1
SUMMARY OF MATERIAL PLAN PROVISIONS......................................1
   Administration........................................................1
   Awards................................................................2
   Shares subject to Award...............................................2
   Stock Options.........................................................2
   Stock Appreciation Rights.............................................3
   Effect of Termination of Employment, Disability or Death..............3
   Recognition and Retention Awards......................................4
   Changes in Common Stock...............................................4
   Merger, Consolidation or Reorganization...............................4
   Withholding...........................................................5
   No Employment or Retention Agreement Intended.........................5
   Non-transferability...................................................5
   Amendment and Termination of the Plan.................................5
OTHER INFORMATION........................................................5
   Restrictions on Resale................................................5
   Federal Income Tax Consequences.......................................6
   Additional Information................................................6
   Annual/Transition Report to Stockholders..............................7
   Experts...............................................................7

                            WAUWATOSA HOLDINGS, INC.
                           2006 EQUITY INCENTIVE PLAN

GENERAL PLAN INFORMATION

      Title of Plan:         Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan

      Name of Registrant:    Wauwatosa Holdings, Inc.

      Securities Offered:    The Company's Common Stock

     This Prospectus relates to the offer and sale of 1,494,298 shares of Common Stock which the Plan reserves for issuance pursuant to grants of shares underlying stock options, stock appreciation rights and recognition and retention awards. The number of shares reserved under the Plan is subject to certain adjustments for changes in the capital structure of the Company, as described below. See "Merger, Consolidation or Reorganization."

     The purposes of the Plan are to attract and retain the best available employees and directors of the Company or any subsidiary, to provide additional incentive to such persons and to promote the success and growth of the Company. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The Plan became effective February 14, 2006, and received stockholders' approval on May 16, 2006. The Plan is to continue in effect for a period of ten years from its effective date, unless terminated earlier by the Board of Directors of the Company (the "Board"). The Board may modify the Plan. See "Amendment and Termination of the Plan."

     The statements in this Prospectus concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the documents filed as exhibits to the Registration Statement of which this Prospectus is a part. Such statements are also qualified in their entirety by reference to the stock option agreements or recognition and retention award agreements which have previously been provided to you.

SUMMARY OF MATERIAL PLAN PROVISIONS

     Administration.

     The Committee. For purposes of granting Awards to Company directors, the Committee will consist of the entire Board. For other Plan purposes, the Plan will be administered by a committee designated by the Board, which will initially be the Compensation Committee of the Board. A majority of the members of the Committee will constitute a quorum. The approval of such a quorum, or the unanimous consent of all members in writing without a meeting, will constitute the action of the Committee. The Committee will select those persons to whom Awards will be granted, grant Awards in such form and amount as it will determine, impose such limitations, restrictions and conditions as it deems appropriate, waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award, and modify, extend or renew any Award previously granted. No eligible person will be eligible to receive Awards relating to, in the aggregate, more than 25% of the shares available for issuance under the Plan, and directors of the Company or a subsidiary who are not also employees of the Company or any subsidiary may not receive more than 5% individually, or 30% in the aggregate, of the shares available for issuance under the Plan. The Committee may adopt such rules, regulations and procedures and take such other action as it will deem necessary or proper for the administration of the Plan. The Committee has authority to interpret the Plan, and its decisions will be final and conclusive.

     Awards.

     Awards that may be granted under the Plan are stock options, which may be incentive stock options ("ISOs") or non-qualified stock options ("NSOs"), stock appreciation rights ("SARs") and recognition and retention awards. ISOs have certain tax advantages and must comply with the requirements of Section 422 of the Code. Only employees are eligible to receive ISOs.

     Shares subject to Award.

     The maximum number of shares of Common Stock with respect to which Awards may be made under the Plan is 1,494,298 shares, provided that no individual can be granted Awards covering, in the aggregate, more than 373,575 shares of Common Stock in any calendar year. A maximum of 426,942 shares of Common Stock are available for the issuance of recognition and retention awards and a maximum of 1,067,356 shares of Common Stock are available for the issuance of other Awards. Shares issued under the Plan may come from authorized but unissued shares, treasury shares or shares purchased by the Company on an open market or from any combination of the foregoing. If any Award is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award will be available for the grant of an Award under the Plan. If any stock dividend is declared upon the Company stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee will make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards.

     Stock Options.

     Options may be granted to directors, officers and key employees of the Company and any of its subsidiaries, provided that a maximum of 1,067,356 shares of stock may be issued pursuant to the exercise of incentive stock options. In selecting the individuals to whom options will be granted and the number of options granted, the Committee will take into consideration such factors as it deems relevant to the purposes of the Plan. Option grants under the Plan will be evidenced by agreements in such form as the Committee deems appropriate.

     Purchase Price. The purchase price of the Common Stock covered by each option will be not less than 100% of the fair market value of the share on the date the option is granted, provided that the purchase price of an incentive stock option may not be less than 110% of the fair market value per share of the Common Stock on the date of grant if the option is granted to an individual owning more than 10% of the total combined voting power of all classes of stock of the Company. Fair market value at any date means (i) the reported closing price of the stock on the New York Stock Exchange or other established stock exchange or Nasdaq National Market on such date, or if no sale of such stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the Nasdaq
National Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee.

     Vesting. Unless the Committee determines otherwise, options will vest at the rate of 20% per year of continuous service after the date of grant, commencing upon completion of one year of continuous service, and will become fully vested upon completion of five years of continuous service. Accelerated vesting of the options is not permitted except for death, disability or a change in control (as defined in the Plan).

     Exercise of Option. An option that has become exercisable may be exercised by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the options price for such shares. The purchase price may be paid by cash, check, or, to the extent permitted under the particular Award agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.

     Stock Appreciation Rights.

     SARs may be granted, in the discretion of the Committee, to directors, officers and key employees of the Company and its subsidiaries. A SAR is the right to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the grant date of the SAR multiplied buy the number of SARs exercised. The Plan provides that SARs may be paid in either cash or shares of Common Stock. The Committee has determined that all SARs, will be paid in shares of Common Stock. SARs may be granted to directors, officers and key employees of the Company and any of its subsidiaries. Each SAR will be evidenced by an Award agreement specifying the grant price, the term of the SAR, vesting, and such other provisions as the Committee will determine. A SAR may be exercised by written notice to the Company stating the number of SARs being exercised.

     Effect of Termination of Employment, Disability or Death.

     ISOs. Unless otherwise provided in a specific option agreement, no ISO will be exercisable after the expiration of the earliest of:

(a) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning more than 10% of the total combined voting power of all classes of stock of the Company;
(b) three months after the date the Grantee ceases to perform services for the Company or its subsidiaries for any reason other than death, disability or cause;
(c) one year after the date the Grantee ceases to perform services for the Company or its subsidiaries due to death or disability; or
(d) the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for cause.

     NSOs and SARs. Unless provided otherwise in an Award agreement, no NSO will be exercisable after the expiration of the earliest of:

(a)  10 years from the date of grant;
(b) one year after the date the Grantee ceases to perform services for the Company or its subsidiaries for any reason other than death, disability, retirement, or cause;
(c) two years after the date the Grantee ceases to perform services for the Company due to death, disability or retirement; or
(d) the date the Grantee ceases to perform services for the Company or its subsidiaries, if such cessation is for cause.

     ISO, NSOs and SARs. Unless otherwise provided, an option or SAR will only be exercisable for the periods above following the date a Grantee ceases to perform services to the extent the Award was exercisable on the date of such cessation. The unvested portion of any Award will automatically terminate on the date of the Grantee's cessation of services.

     Recognition and Retention Awards.

     Recognition and retention awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied ("Restricted Shares") or agreements to issue shares in the future if specified conditions are satisfied ("Restricted Stock Units.") The Committee may condition the grant of recognition and retention awards upon the attainment of specified performance goals or such other factors as the Committee will determine.

     Awards and Certificates. A Grantee who receives shares following the satisfaction of the conditions established by the Committee will receive an unlegended certificate for such shares. Each individual receiving Restricted Shares will be issued a certificate in respect of such shares bearing an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

     Terms and Conditions. Until the applicable restrictions lapse or the conditions are satisfied, the Grantee will not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Shares or the Restricted Stock Units. The restrictions applicable to any recognition and retention award may lapse no more quickly and in no greater percentage than the options under the Plan. Except as otherwise provided in the Award agreement, the portion of the Award still subject to restriction will be forfeited by the Grantee upon termination of service for any reason.

     Rights as Shareholder. A Grantee receiving a restricted stock award will have the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends will be automatically paid in cash and dividends payable in stock will be paid in the form of additional restricted stock.

         Changes in Common Stock.

     If any stock dividend is declared upon the Company stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee will make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards.

         Merger, Consolidation or Reorganization.

     In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, or a merger, consolidation or reorganization involving the Company in which the Company stock ceases to be publicly traded, the Committee will make appropriate provision for the protection of outstanding and unexercised Awards by substituting on an equitable basis appropriate shares of the surviving or related corporation, or the Committee may cancel such Award and pay an amount determined under the Plan. Awards will automatically become vested upon the occurrence of a change in control and the Committee will have the right to cancel such Awards and pay the Grantee an amount determined under the Plan.

     Withholding.

     The Company has the right to withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event arising or as a result of this Plan. Subject to Committee approval, Grantees may elect to satisfy the withholding requirement by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

     No Employment or Retention Agreement Intended.

     An Award under the Plan shall not be construed to create a contract of employment or service nor does it give any Grantee the right to continued service with the Company or its subsidiaries.

     Non-transferability.

     Grantees may not transfer Awards under the Plan other than by will or the laws of descent. Awards will be exercisable during the Grantee's lifetime solely by the Grantee or the Grantee's guardian or personal representative. Notwithstanding the foregoing, the Committee may permit the Grantee to transfer a NSO or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

     Amendment and Termination of the Plan.

     The Board may from time to time amend, modify, suspend or terminate the Plan, provided that no such action shall impair, without the Grantee's consent, any Award granted under the Plan or be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.

OTHER INFORMATION

     Restrictions on Resale.

     Unless specifically included as a term and condition of any stock option, there are no restrictions on the resale of Common Stock acquired upon the exercise of options, provided that Common Stock acquired pursuant to the exercise of a stock option may not be sold within the six month period following the grant of such option except in the event of the participant's death or disability or such other event as the Board deems appropriate. Shares of Common Stock purchased upon the exercise of stock options may be resold only in compliance with the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws. Under the 1933 Act, affiliates of the Company generally may resell shares of Common Stock purchased pursuant to the Plan only (i) in accordance with the provisions of Rule 144 under the 1933 Act or an exemption from registration under the 1933 Act, or (ii) pursuant to an applicable current and effective registration statement under the 1933 Act.

     As defined in Rule 405 under the 1933 Act, an affiliate of the Company is a person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The determination of whether a person is an affiliate of the Company is primarily a factual one based on whether he possesses, directly or indirectly, individually or in concert with others, the powers to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Board, by contract or otherwise. Therefore, each optionee should consult his counsel as to whether he is an affiliate of the Company and as to the 1933 Act's attendant restrictions on the resale of Common Stock acquired pursuant to the Plan.

     Federal Income Tax Consequences.

     Under present federal income tax laws, awards under the Plan will have the following consequences:

     (1) The grant of an Award will neither, by itself, result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such grant.

     (2) The exercise of a stock option which is an incentive stock option will generally not, by itself, result in the recognition of taxable income to the participant nor entitle the Company to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax applies only when it exceeds the regular income tax. If the shares acquired upon exercise of an incentive stock option are not held for at least one year after transfer of such shares to the participant or two years after the grant of the incentive stock option, whichever is later, the participant will recognize ordinary income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. Upon such an event, the Company will be entitled to a corresponding deduction in the amount of ordinary income, if any, recognized by the participant. The participant will also recognize a capital gain in an amount equal to the difference, if any, between the sale price and the fair market value of the shares on the date of exercise of the incentive stock option; such capital gain will be characterized as long-term if the shares were held for more than one year after the date of exercise. The Company will not be entitled to a corresponding deduction for such capital gain. If the shares are held by the participant for one year after the incentive stock option is exercised and two years after the incentive stock option was granted, the participant will recognize a capital gain or loss upon disposition of the shares in an amount equal to the difference between the sale price and the exercise price. The Company will not be entitled to a corresponding deduction for such capital gain or loss.

     The exercise of a non-statutory stock option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the non-qualified stock option. The Company will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of a non-qualified stock option. Upon sale of the shares acquired upon exercise of a non-qualified stock option, any appreciation or depreciation in value of such shares from the time of exercise will result in the recognition of a capital gain or loss by the participant. The(.) Company will not be entitled to a corresponding deduction for such capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the participant held the shares for more than one year following exercise of the non-qualified stock option.

     The foregoing only provides a general summary of the federal income tax laws applicable to stock options. Each optionee is urged to consult his or her own tax advisor for information regarding applicable federal and state tax consequences.

     Additional Information.

     To the extent necessary, additional updating and other information with respect to the Plan, its administration, and the Common Stock offered hereby will be provided in the future to optionees by means of one or more supplements to this prospectus. Upon the written or oral request of a person to whom the Company delivers this prospectus, the Company will provide such person with the following documents (without charge): (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 000-51507); (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above, (iii) the description of the Company's securities contained in the Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on August 25, 2005 (Commission File No. 000-51507), (iv) all documents filed by the Company pursuant to Section 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (the documents set forth in items (i) through (iii) are incorporated by reference in this prospectus), and (v) any other documents required to be delivered to optionees pursuant to Rule 428(a) of the Exchange Act. Any such request should be addressed to the Corporate Secretary, Wauwatosa Holdings, Inc., 11200 West Plank Road, Wauwatosa, Wisconsin 53226-3250, telephone (414) 761-1000.

     Annual/Transition Report to Stockholders.

     The consolidated statements of financial condition of the Company and subsidiaries as of December 31, 2005, June 30, 2005 and 2004, and the consolidated statements of income, equity and cash flows of the Company and subsidiaries for the six months ended December 31, 2005 and the years ended June 30, 2005, 2004 and 2003, as contained in the Company's Transition Report on Form 10-K, are incorporated by reference in the Registration Statement of which this Prospectus is a part. In the future, the Company's latest Annual Report to Stockholders, including financial statements, will be mailed to all shareholders of record for purposes of determining who is entitled at the Company's Annual Stockholders Meeting as of the close of business on such record date. Any person who does not receive a copy of such Annual Report may obtain a copy by writing the Company at the address contained under "Additional Information."

     Experts.

     The consolidated statements of financial condition of the Company and subsidiaries as of December 31, 2005, June 30, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for the six months ended December 31, 2005 and for the years ended June 30, 2005 and 2004, are incorporated by reference in the Registration Statement of which this Prospectus is a part, have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The consolidated statements of income, equity and cash flows of Wauwatosa Savings Bank and subsidiaries for the year ended June 30, 2003 are incorporated by reference in the Registration Statement of which this Prospectus is a part, have been so incorporated in reliance on the reports of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.